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                   Exhibit 10.1 - Antigua Delinquent Letter

                       GOVERNMENT OF ANTIGUA AND BARBUDA

Prime Minister's Office
QUEEN ELIZABETH HIGHWAY
ST. JOHN'S, ANTIGUA, W.I.                        March 12, 2001
Telephone (268) 462-4956
          (268) 462-0773
          (268) 460-5100
Fax: (268) 462-3225

Mr. Donald L. Smith, Jr.
Chairman of the Board
Antigua Masonry Products, Ltd.
St. John's
Antigua

Dear Don:

Delinquent Note Payments
------------------------

This letter is in response to your letter of March 2 and my meeting with Rick Hornsby, Minister Asot Michael and Financial Secretary Alphonse Derrick on March 5.

I appreciate the tone of your letter and your willingness to cooperate with this government as you have so often done in the past.

We acknowledge that as of today the following note payments are delinquent:

 .    One monthly payment of US$50,000.

 .    One quarterly payment of US$312,500.

 .    Four monthly payments of US$61,400.

As I discussed with Rick Hornsby, the government of Antigua is experiencing a cash flow shortage which has temporarily reduced our ability to make debt service payments and certain operating expenses. We are taking steps to correct this situation and expect to be back on an "even keel" by year end. These steps include the implementation of a 2% gross receipts tax on unincorporated businesses, an increase in property tax revenue associated with a reassessment of property values, an increase in tax collection personnel and a significant reduction in operating expenses.

Notwithstanding our current financial problems, we are committing to you that certain basic payments will be made as follows:
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 .    US$50,000 per month from fuel tax revenues.

 .    US$312,500 per quarter from air force base revenue.

 .    Approximately US$45,000 per month from Newport Antigua, Ltd.

We recognize that the US$61,400 per month payments were a key element of the debt restructure concluded in April 2000 as was the reduction in the interest rate from 10% to 6%. As you pointed out in your letter to me, we need to work together to resolve this financial crisis. Consequently, I am requesting that you assist us by agreeing to the following short term deferral of payments:

 .    Delay the start of the US$61,400 per month payments to January 15, 2002.

 .    Pay the amount of US$362,500 over an eighteen month period commencing
     January 15, 2002 with the proviso that if the government realizes a significant payment from over US$80,000,000 which is the subject of litigation, this deferred payment will be paid immediately.

We also request that the 6% interest rate, instead of the default interest rate, be retained as long as the payment schedules set forth in this letter are maintained.

We very much appreciate your assistance in this matter. If you agree with this proposal please sign a copy of this letter and return to me.

Very truly yours,

/s/ LESTER B. BIRD
------------------
Lester B. Bird
Prime Minister and
Minister of Finance

Enclosure


AGREED:


/s/ DONALD L. SMITH, JR.                 Date: /s/ 3-13-01
-----------------------
Donald L. Smith, Jr.


cc:  Alphonse Derrick, Financial Secretary
     Eustace Peters, Accountant General